                                                            EXHIBIT 11.1



                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE


   Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the three- and six-month periods ended November 30, 1995 and 1994 were as follows (in thousands, except per share amounts):



                                                Three Months                Six Months
                                              Ended November 30,        Ended November 30,
                                             -------------------       -------------------
                                               1995       1994           1995       1994
                                             --------   --------       --------   --------
Net income applicable to common
  and common equivalent shares . . . . . .   $ 89,871   $ 86,139       $165,205   $147,281
                                             --------   --------       --------   --------
                                             --------   --------       --------   --------

Average shares of common stock
  outstanding. . . . . . . . . . . . . . .     56,532     55,943         56,370     55,924
Common Equivalent Shares:
  Assumed exercise of outstanding
    dilutive options . . . . . . . . . . .      2,822      2,177          2,866      2,513
  Less shares repurchased from
    proceeds of assumed exercise
    of options . . . . . . . . . . . . . .     (2,094)    (1,735)        (2,262)    (1,937)
                                             --------   --------       --------   --------

Average common and common
  equivalent shares. . . . . . . . . . . .     57,260     56,385         56,974     56,500
                                             --------   --------       --------   --------
                                             --------   --------       --------   --------

Earnings per share . . . . . . . . . . . .   $   1.57   $   1.53       $   2.90   $   2.61
                                             --------   --------       --------   --------
                                             --------   --------       --------   --------


   The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

     Fully diluted earnings per share are substantially the same as earnings per share.